FOR IMMEDIATE RELEASE

Contact: Rich Cleys

Chief Financial Officer

ScanSource, Inc.

864 286-4358

ScanSource Posts Quarterly Sales

GREENVILLE, SC-April 7, 2008--ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced that sales results for its quarter ended March 31, 2008 are expected to be in a range of $509 to $515 million compared to $492.7 million for the same period one year ago.

Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval ScanSource does not comment on its margin or other information that would be necessary to draw a conclusion about net income and earnings per share; however, the following is a preliminary analysis of revenue. The expected revenue for the quarter was negatively impacted by disappointing sales results in two areas. The majority of the shortfall was in the Catalyst Telecom sales unit and can be attributed to a changed vendor program that caused delays in purchases during the quarter. Further, the Company believes the changed program may have resulted in loss of market share to other vendors. Significant changes to the program have been announced by the vendor but are not in effect until this week. The second area of weakness was in the International POS and Bar Code business where its growth rate slowed to 17% versus the prior year quarter, or 8% on a constant currency basis. On its April 24, 2008 quarter end conference call, ScanSource expects to share final sales results by geographies and product areas, net earnings, and provide a forecast for the following quarter.

The Company will conduct a conference call at 10:30 AM EDT today to discuss revenue results and the Company's announcement on Friday of an acquisition completed in the United Kingdom. The call can be accessed by visiting the ScanSource, Inc. website at www.scansourceinc.com.

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ScanSource, Inc. {NASDAQ:SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through four sales units: ScanSource POS and Barcoding [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); ScanSource Communications (video conferencing, telephony and communications products); and ScanSource Security (electronic security products).

ScanSource, Inc. serves the North America, Latin America and Europe markets. Founded in 1992, the company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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